Exhibit 99.01

WindStream Technologies Launches Pilot of its SolarMill® Technology for India’s Ministry of Railways

NORTH VERNON, IN — (Marketwired) — 03/26/2015 — WindStream Technologies, Inc. (OTCQB: WSTI) (“WindStream” or the “Company”) announced today that it has been commissioned by the Ministry of Railways for a pilot project to install the Company’s SolarMills on the buildings of C-TARA (Centralized Training Academy For Railway Accounts), South Central Railway, Ministry of Railways, India.

The C-TARA railway station pilot can be seen here: http://www.windstream-inc.com/installations

WindStream expects that if the pilot program is successful, it will be granted the contract to retrofit as many as 700 possible railway stations that are in line for the Ministry’s modernization and energy makeover.

This was a response to a Request for Proposal for a renewable energy device, which when placed on a rooftop would offset a portion of the energy use. WindStream was awarded the opportunity to pilot its SolarMill® technology as a means of meeting this requirement, using the technology to offset the power consumption on Railway stations.

Dan Bates, President of WindStream said, “We believe our Company has a strong future in India and in the surrounding region. We are constructing a 50,000 sq. ft. manufacturing facility outside of Hyderabad, India. We expect that SolarMill® products will be available from this new factory in the second quarter of 2015 and the facility will focus on servicing the Indian market to start.”

The Indian facility has received its first container of 80 complete SolarMills, and a second container of 200 units’ worth of component parts is scheduled to arrive the beginning of April, from which finished products will be assembled and sold. An additional 80 completed units, as well as components for an additional 300 units, were shipped in March and are bound for India. The Company will send 500 units of component parts each month hereafter, beginning in April.

The Indian Government, through the Ministry of Railroads, has begun an effort to retrofit railway stations with renewable energy generation as well as energy efficiency makeovers all over the country. Prime Minister Narendra Modi has called for implementation of renewable energy generation on railway stations by 2019 in the hope of offsetting some of the countries growing electric needs as well as generating energy from clean sources. Capacity for 10MW at 500 railways stations, 4000 Level Crossing gates, and other rooftops and buildings is currently underway while the Minister of Railways also announced plans to provide an additional 10MW of solar capacity at approximately 200 stations including C-Tara, 26 buildings, and 2000 LC gates.

“This pilot will not only showcase the effective use of the SolarMill product in India for its railway stations, but will be a marquee installation that other businesses and economic sectors will see and can replicate as we begin to introduce our products in India,” said Venkat Kumar Tangirala, President of WindStream S. Asia.

In the recent meetings between President Barack Obama and Prime Minister Modi, “Modi asserted that clean and renewable energy is a “personal and national priority” for both the nations.” The Modi Government has pledged to add 1KW of power to 400 million homes over the next 5 years.

About WindStream Technologies:

Founded in 2008, WindStream Technologies, a public company (OTCQB: WSTI), is headquartered in North Vernon, Indiana. WindStream Technologies was established to create low-cost hybrid, renewable energy solutions for urban, suburban, and on and off-grid environments. Made in the USA, its patented SolarMill® technology is a distributed energy solution, which produces continuous renewable energy for customers that is always available. The Company’s products are sold globally. For more information please visit www.windstream-inc.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect” and “intend,” among others. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, such as business and political conditions in the geographic areas in which we sell our products; weather and natural disasters; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged.

Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on April 11, 2014 and future periodic reports filed with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Media Contact:

Caitlin Ertel

certel@windstream-inc.com

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Mike Porter

Porter, LeVay and Rose

212.564.4700

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